Exhibit 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT

ECLIPSE RESOURCES CORPORATION

2014 LONG-TERM INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) evidences an award made as of the [●] day of [●], [●] (the “Date of Grant”), by ECLIPSE RESOURCES CORPORATION, a Delaware corporation (“Company”), to [●] (“Employee”).

1. Award. Company hereby grants Employee an award (this “Award”) of [●] Restricted Stock Units (the “Restricted Stock Units”). Each Restricted Stock Unit represents an unfunded and unsecured right to receive one share of common stock, par value $0.01, of the Company (the “Stock”), plus an additional amount pursuant to Section 4, subject to certain restrictions and on the terms and conditions contained in this Agreement and the Eclipse Resources Corporation 2014 Long-Term Incentive Plan (as it may be amended from time to time, the “Plan”). A copy of the Plan is available upon request. Except as provided below, to the extent that any provision of this Agreement conflicts with the terms of the Plan, Employee acknowledges and agrees that those terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.

2. Definitions. Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(a) “Cause” means “Cause” as defined in the employment agreement between Employee and Company, or if “Cause” is not defined in such employment agreement or in the absence of such employment agreement, “Cause” means the occurrence of any of the following events, as reasonably determined by the Committee: (i) Employee’s willful or continued failure to perform his or her material duties for the Company; (ii) Employee’s conviction of a felony, or his or her guilty plea to or entry of a nolo contendere plea to a felony charge; (iii) the willful or grossly negligent engagement by Employee in conduct that is materially injurious to the Company, financially or otherwise; or (iv) Employee’s breach of any material term of the Company’s material written policies and material procedures, as in effect from time to time.

(b) “Disability” means “Disability” as defined in the employment agreement between Employee and Company, or if “Disability” is not defined in such employment agreement or in the absence of such employment agreement, “Disability” means Employee’s inability to engage in any substantial gainful activity necessary to perform his or her duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months. Employee agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests as may be made by the Company from time to time. Any determination as to the existence of a Disability will be made by a physician selected by the Company.

Restricted Stock Unit Award Agreement	Page 1 of 9	Date of Grant: [●]
[EMPLOYEE NAME]

(c) “Good Reason” means “Good Reason” as defined in the employment agreement between Employee and Company, or if “Good Reason” is not defined in such employment agreement or in the absence of such employment agreement, “Good Reason” means any of the following, but only if occurring without Employee’s written consent: (i) a material diminution in Employee’s base salary; (ii) a material diminution in Employee’s authority, duties, or responsibilities; or (iii) the relocation of Employee’s principal office to an area more than 50 miles from its location immediately prior to such relocation.

(d) “Involuntary Termination” means the Employee’s involuntary termination of employment with the Company and its Subsidiaries without Cause, or Employee’s voluntary termination of employment with the Company and each of its Subsidiaries for Good Reason.

3. No Stockholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle Employee to any rights of a stockholder of the Company before the date shares of Stock are actually issued to Employee in settlement of the Award. Employee’s rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested in accordance with Section 5 or 6.

4. Dividend Equivalents. If the Company declares and pays an ordinary cash dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, Employee holds unvested Restricted Stock Units granted pursuant to this Agreement, the Company shall pay to Employee an amount in cash equal to the ordinary cash dividends Employee would have received if he or she were the beneficial owner, as of such record date, of a number of shares of Stock equal to such number of unvested Restricted Stock Units. The Company will make such payment to Employee as soon as practicable following the date the Company pays such dividend, but in no event more than 30 days following such date.

5. Vesting of Restricted Stock Units. Subject to Section 6 below, the Restricted Stock Units will vest in full at 11:59 PM EST on February 24, 2017 (the “Vesting Date”); provided, that, Employee is continuously employed by the Company or a Subsidiary from the Date of Grant through the Vesting Date. Except as otherwise provided in Section 6 below, (a) Employee’s employment with the Company and its Subsidiaries for only a portion of the vesting period for the Restricted Stock Units, even if a substantial portion, will not entitle Employee to any proportionate vesting, and (b) all Restricted Stock Units that are unvested as of the date of Employee’s termination of employment shall immediately terminate and Employee will have no further rights to such unvested Restricted Stock Units or the underlying shares of Stock. Any Restricted Stock Units that are vested as of the date on which Employee’s employment with the Company and its Subsidiaries terminates shall be settled in accordance with Section 7.

Restricted Stock Unit Award Agreement	Page 2 of 9	Date of Grant: [●]
[EMPLOYEE NAME]

6. Termination of Employment; Change of Control.

(a) Death or Disability. If Employee’s employment with the Company and its Subsidiaries terminates due to Employee’s death or Disability, then all of the Restricted Stock Units granted pursuant to this Agreement shall immediately and fully vest.

(b) Normal Retirement. If Employee’s employment with the Company and each of its Subsidiaries terminates due to Employee’s retirement at or after having attained age 65, then all of the Restricted Stock Units granted pursuant to this Agreement shall immediately and fully vest and the shares of Stock issuable to Employee in settlement of such Restricted Stock Units shall be issued to Employee within ninety (90) days following the Vesting Date on which such Restricted Stock Units would have vested in accordance with Section 5 had Employee remained continuously employed by the Company or a Subsidiary from the date of this Agreement through such Vesting Date.

(c) Involuntary Termination of Employment. If Employee incurs an Involuntary Termination, then all of the Restricted Stock Units subject to this Award shall immediately and fully vest.

(d) Change of Control. Upon a Change of Control that involves a merger, reclassification, reorganization or other similar transaction in which the surviving entity, Company’s successor or the direct or indirect parent of the surviving entity or Company’s successor (the “Successor Entity”), fails to assume this Award or substitute this Award with a substantially equivalent award, then all of the Restricted Stock Units granted pursuant to this Agreement shall immediately and fully vest.

7. Settlement of Vested Restricted Stock Units.

(a) General. Subject to the terms of this Agreement, including without limitation Section 14 below, the Company shall issue one share of Stock to Employee or his or her beneficiary, as the case may be, as soon as practicable following the date on which the underlying Restricted Stock Unit vests (other than pursuant to Section 6(b)); provided, however, that in no event will the issuance of such share of Stock be deferred subsequent to March 15th of the year following the year in which such Restricted Stock Unit vests (other than pursuant to Section 6(b)).

(b) Retirement. A share of Stock issuable with respect to a Restricted Stock Unit that vests as a result of Employee’s retirement in accordance with Section 6(b) shall be issued to Employee or his or her beneficiary, as the case may be, as soon as practicable following the Vesting Date on which such Restricted Stock Unit would have vested as provided in Section 5 had Employee remained continuously employed by the Company or a Subsidiary from the date of this Agreement through such Vesting Date; provided, however, that in no event will the issuance of such share of Stock be deferred subsequent to March 15th of the year following the year in which such Vesting Date occurs.

Restricted Stock Unit Award Agreement	Page 3 of 9	Date of Grant: [●]
[EMPLOYEE NAME]

(c) Transfer of Shares. Any shares of Stock issued pursuant to this Agreement shall be in book entry form registered in the name of the Employee or his or her beneficiary, as the case may be. The value of any fractional vested Restricted Stock Units shall be paid in cash at the time the Stock is issued to Employee in connection with the settlement of the vested Restricted Stock Units. The value of the fractional Restricted Stock Units shall equal the percentage of a Restricted Stock Unit represented by a fractional Restricted Stock Unit multiplied by the Fair Market Value of the Stock. The value of such shares of Stock shall not bear any interest owing to the passage of time.

(d) Blackout Periods. Employee acknowledges that, to the extent the event triggering settlement of any vested Restricted Stock Units occurs during a “blackout” period wherein certain employees, including Employee, are precluded from selling shares of Stock, the Chief Executive Officer or his or her designee retains the right, in his or her sole discretion, to defer the issuance of the shares of Stock in settlement of such Restricted Stock Units; provided, however, that the Chief Executive Officer (or his or her designee) will not exercise this right to defer issuance if such shares of Stock are specifically covered by a Rule 10b5-1 trading plan of Employee that causes such shares of Stock to be exempt from any applicable blackout period then in effect. In the event the issuance of any shares of Stock is deferred hereunder due to the existence of a blackout period, such shares of Stock will be issued to Employee on or before the date that is ninety (90) days following the date on which the shares of Stock were originally scheduled to be issued, but in no event later than: (i) the fifth (5th) business day following the termination of such blackout period or (ii) December 31 of the year in which the shares of Stock were originally scheduled to be issued.

8. Nontransferability of Awards. The Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Following Employee’s death, any shares of Stock issuable to Employee in respect of then-outstanding Restricted Stock Units will be issued to Employee’s legal representative, at the time specified in Section 6(d).

9. Beneficiary Designation. Employee may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to receive any shares of Stock issuable or cash payable hereunder to Employee following Employee’s death at the time specified in Section 7. Each designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee during Employee’s lifetime. In the absence of any such effective designation, shares of Stock issuable in connection with Employee’s death shall be paid to Employee’s surviving spouse, if any, or otherwise to Employee’s estate.

10. Adjustments in Respect of Restricted Stock Units. In the event there is any change in the Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares or otherwise, the number of shares associated with the Award of Restricted Stock Units subject to this Agreement shall be adjusted in the manner consistent with the adjustment provisions provided in Section 3.07 of the Plan.

Restricted Stock Unit Award Agreement	Page 4 of 9	Date of Grant: [●]
[EMPLOYEE NAME]

11. Effect of Settlement. Upon issuance of a share of Stock in settlement of a Restricted Stock Unit, such Restricted Stock Unit shall be cancelled and terminated.

12. Recoupment. Notwithstanding any other provision herein, the Award and any shares Stock that may be issued, delivered or paid in respect of the Award, as well as any consideration that may be received in respect of a sale or other disposition of any such shares of Stock, shall be subject to any recoupment, “clawback” or similar provisions of applicable law, as well as any recoupment or “clawback” policies of the Company that may be in effect from time to time. In addition, the Company may require Employee to deliver or otherwise repay to Company the Award and any shares of Stock delivered or paid in respect of the Award, as well as any consideration that may be received in respect of a sale or other disposition of any such shares of Stock, if the Company reasonably determines that during Employee’s employment with the Company a Subsidiary, or at any time thereafter, Employee (a) has committed or engaged in a breach of confidentiality, or an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of Company or any of its Subsidiaries; or (b) materially breached any agreement to which Employee is a party with Company or any of its Subsidiaries, including, but not limited to, any non-competition or non-solicitation agreement.

13. Furnish Information. Employee agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

14. Payment of Taxes. Company may from time to time require Employee to pay to the Company (or the Company’s Subsidiary if Employee is an employee of a Subsidiary) the amount that Company deems necessary to satisfy Company’s or its Subsidiary’s current or future obligation to withhold federal, state or local income or other taxes that Employee incurs as a result of the Award. With respect to any required tax withholding, unless another arrangement is permitted by Company in its discretion, Company shall withhold from the shares of Stock to be issued to Employee the number of shares necessary to satisfy the Company’s obligation to withhold taxes, that determination to be based on the shares’ Fair Market Value at the time as of which such determination is made. In the event Company subsequently determines that the aggregate Fair Market Value of any shares of Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then Employee shall pay to the Company, immediately upon the Company’s request, the amount of that deficiency.

15. Right of the Company and Subsidiaries to Terminate Employment. Nothing contained in this Agreement shall confer upon Employee the right to continue in the employ of the Company or any Subsidiary of the Company, or interfere in any way with the rights of the Company or any Subsidiary of the Company to terminate Employee’s employment at any time.

16. No Liability for Good Faith Determinations. Neither the Company nor the members of the Committee and the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.

Restricted Stock Unit Award Agreement	Page 5 of 9	Date of Grant: [●]
[EMPLOYEE NAME]

17. No Guarantee of Interests. The Committee and the Company do not guarantee the Stock from loss or depreciation.

18. Company Records. Records of the Company or its Subsidiaries regarding Employee’s period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

19. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

20. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. Company or Employee may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices.

Company and Employee agree that any notices shall be given to the Company or to Employee at the following addresses:

Company:	Eclipse Resources Corporation
Attn: General Counsel
2121 Old Gatesburg Road, Suite 110
State College, Pennsylvania 16803

Employee:	At Employee’s current address as shown in Company’s records.

21. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

22. Successor. This Agreement shall be binding upon Employee, Employee’s legal representatives, heirs, legatees and distributees, and upon Company, its successors and assigns.

23. Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

24. Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

Restricted Stock Unit Award Agreement	Page 6 of 9	Date of Grant: [●]
[EMPLOYEE NAME]

25. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to Employee, or to Employee’s legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. Company may require Employee or Employee’s legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

26. Amendment. This Agreement may be amended at any time unilaterally by the Company provided that such amendment is consistent with all applicable laws and does not reduce any rights or benefits Employee has accrued pursuant to this Agreement. This Agreement may also be amended at any time unilaterally by the Company to the extent the Company believes in good faith that such amendment is necessary or advisable to bring this Agreement into compliance with any applicable laws, including Section 409A of the Code.

27. The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

28. Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

29. Agreement Respecting Securities Act of 1933. Employee represents and agrees that Employee will not sell the Stock that may be issued to Employee pursuant to Employee’s Restricted Stock Units except pursuant to an effective registration statement under the Securities Act of 1933 (the “1933 Act”) or pursuant to an exemption from registration under the 1933 Act (including Rule 144 promulgated under the 1933 Act).

30. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Employee’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

31. No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle Employee to any rights as a shareholder of Stock until such time as Employee receives shares of Stock pursuant to this Agreement. Employee’s rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which Employee’s rights become fully vested in accordance with this Agreement.

32. Electronic Delivery and Acknowledgement. By Employee’s acceptance of this award, Employee is acknowledging that he or she has received and read, understands and accepts

Restricted Stock Unit Award Agreement	Page 7 of 9	Date of Grant: [●]
[EMPLOYEE NAME]

all the terms, conditions and restrictions of this Agreement and the Plan. Company may, in its sole discretion, deliver any documents related to this award and this Agreement, or other awards that have been or may be awarded under the Plan, by electronic means, including prospectuses, proxy materials, annual reports and other related documents, and the Company may, in its sole discretion, engage a third party to effect the delivery of these documents on its behalf and provide other administrative services related to this award and the Plan. By Employee’s acceptance of the Award represented by this Agreement, Employee consents to receive such documents by electronic delivery and to the engagement of any such third party.

[Signature page follows.]

Restricted Stock Unit Award Agreement	Page 8 of 9	Date of Grant: [●]
[EMPLOYEE NAME]

IN WITNESS WHEREOF, Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, each effective as of the date first above written.

ECLIPSE RESOURCES CORPORATION:

By:
Name:
Title:

EMPLOYEE:

[●]

{Signature Page to Restricted Stock Unit Award Agreement}